Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into on August 22, 2024, by and between IR. Med LTD, R.N. 514824952 a private company incorporated under the laws of the State of Israel and maintaining its principal place of business at Yahalom 20 Z.H.R Industrial Zone Rosh Pina, Israel (the “Company”), and Ran Ziskind I.D. number 023713266, residing at _________________________ Rosh Pina, Israel (the “Executive”).

WHEREAS:	The Company is engaged, inter alia, in the development of non-invasive Infra-Red spectrographic analysis products (the “Technology”); and

WHEREAS:	The Company desires to employ the Executive as Chief Executive Officer (the “CEO”) of the Company and its parent company IR-Med, Inc.) (the “Parent”); and

WHEREAS	the Executive represents that he has the required skill and knowledge to serve as CEO of the Company and Parent and he desires to engage in such employment, according to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

A.	The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set out in this Agreement.

B.	The Executive shall be employed by the Company as the CEO of the Company and Parent.

C.	The Executive shall perform the duties, and responsibilities as specified and approved, by the board of directors, according to the company strategy plan and related goals, in a loyal, diligent and dedicated manner and to the best of his skills and expertise.

D.	The Company agrees that the Executive may own equity in _________, provided that such activities do not conflict with the business and affairs of the Company. Executive’s scope of work shall be at least one hundred and eighty six hours per month, with one day per month, as determined by the Company, to be a short day. The typical working week shall be Sunday-Thursday . Notwithstanding the foregoing, CEO acknowledges that he may be required to work overtime hours, and during weekly rest and holiday, and accordingly, the Salary takes into account a global overtime pay as further prescribed in subsection G below.

E.	The Executive will work from the Company offices in Rosh Pina. However, CEO understands that he may be required for frequent travelling abroad. Within the course of his duties.

F.	The Executive shall provide regular updates to the Chairman of the Board and shall report directly to the Company’s Board of Directors.

G.	The Executive’s position, duties and responsibilities hereunder shall be in the nature of management duties that demand a special degree of personal care and loyalty and therefore the directives of the Work Hours and Rest Law, 5711 – 1951 (the “Work Hours and Rest Law”), or any law to be enacted in its place, shall not be applicable regarding to the Executive or to the activities the Executive will perform for the Company/Parent. Accordingly, the statutory limitations of this law or any employment law or regulation shall not apply to this Agreement. The Executive further acknowledge and agree that the Salary and benefits provided for in this Agreement include a proper and just reward for the requirements of his position and status and his obligation to work additional and irregular hours. Accordingly, The Executive acknowledge that he will not be entitled to any further remuneration or payment whatsoever other than the Compensation and benefits set out in this Agreement. As per the requirements under applicable law, executive shall cooperate with the Company/Parent in maintaining a record of the number of hours of work performed, in accordance with the Company’s policy and instructions.

2.	Compensation

A.	The Executive will be entitled to compensation as defined in Exhibit A to this Agreement (the “Compensation”), as may be amended from time to time.

B.	It is explicitly declared and agreed that the Compensation is the sole and complete compensation the Executive is entitled to in exchange for the services he will execute according to this Agreement.

3.	Directors’ and Officers’ (D&O) Liability Insurance.

A.	Upon signature of this agreement, the Company shall purchase and obtain on behalf of the Executive directors & officers liability insurance (“D&O Insurance”) with coverage that is sufficient to cover Executive’s activities hereunder and shall provide the Executive with a written undertaking of the Parent to indemnify and release the Executive in accordance with Parent’s standard form.

B.	The Company undertakes to ensure that the Parent will maintain the D&O Insurance and pay all premiums thereof during the term of this Agreement and for a period of seven (7) years following expiration and/or termination of the Agreement for any reason whatsoever.

4.	Termination

A.	This Agreement shall be effective as of September 1st , 2024, subject to approval by the Company’s board of directors (the “Effective Date”) and shall continue in full force and effect, unless terminated as provided in the terms hereunder.

B.	It is generally agreed that all the rules and regulations regarding hiring, a hearing before termination, a prior notice period, etc., will apply on the relationship between the parties.

C.	Notwithstanding the above, the Company may terminate this Agreement at any time, subject to reasons being provided, to the duty of hearing and any other legal duty applicable to it. The Executive may terminate this Agreement for any reason. It is hereby agreed that the mutual prior notice period before termination will be as set forth in Exhibit A (the “Notice Period”), but in no event less than the minimum required by law. Without derogating from the above, Company shall be entitled to waive CEO’s actual work and attendance during the Prior Notice Period or any part thereof, and forthwith terminate the Agreement, by making payment in lieu of Prior Notice, as permitted under the Prior Notice of Dismissal or Resignation Law, 5761–2001 (“Prior Notice Law”).

D.	The Company may terminate Executive’s employment for a proven Cause (as defined herein below), in which event there shall be no Notice Period; provided however, that the Company has specified the basis for the termination in the written notice delivered to the Executive, and allowed him to defend himself against it, subject to any law, including the rules of the hearing. For the purposes hereof, “Cause” shall mean: (i) conviction of Executive of any felony; (ii) fraud, embezzlement of funds of the Company/Parent by the Executive; or (iii) activity by Executive constituting direct competition with the Company. (c) falsification of records or reports; (d) any breach of his fiduciary duties or duties of care, trust or loyalty to the Company or any affiliate of the Company, including the Parent (except for conduct taken in good faith) or breach of this Agreement, which, to the extent such breach is curable, has not been cured by him within 15 days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; (e) any breach of confidentiality or non-competition obligations towards the Company/Parent; and (f) any other act or omission that constitutes “cause” under Sections 16 and 17 of the Severance Pay Law, 5713 – 1953 (the “Severance Law”).]

E.	Immediately upon termination, the Executive shall transfer his position to his replacement in an orderly and complete manner and shall return to the Company all documents, professional literature and equipment belonging to the Company/Parent, which may be in his possession at such time. Notwithstanding the foregoing, the Company may elect to immediately cease Executive’s employment under this Agreement, provided that the Company continues to pay the Compensation for the duration of the Notice Period.

F.	In the event of any termination of employment, whether or not for Cause, and at any time upon the Company’s request, Executive will promptly deliver to the Company, or destroy, in accordance with the Company’s request, all (i) documents, data, records and other information pertaining to his employment, the Confidential Information and/or the Company’s Technology), and (ii) any other equipment belonging to the Company in his possession, and Executive hereby waive any right for a possessory lien with respect to, any documents or data, or any copy or reproduction or excerpt of any documents or data, containing or pertaining any Confidential Information (as defined in Exhibit B) and/or the Company Technology. Upon the Company’s request, Executive agree to promptly provide written certification of the return or destruction of the above, as applicable.

G.	At the end of the Notice Period, pursuant to Section 14 of the Severance Pay Law 5727-1963 (the “Severance Law”), the Company shall automatically transfer to the Executive ownership over his Manager’s Insurance Policy, including severance payments and Advanced Education Fund. The Company and Executive agree and acknowledge that in the event the Company transfers ownership of the Executive’s Manager’s Insurance Policy to the Executive, the severance portion thereof shall constitute the full payment towards any severance pay the Company may be required to pay to the Executive pursuant to the Severance Law, and the general permit pursuant to Section 14 of the Severance Law, as long as the Manager’s Insurance Policy contains all payments due by law.

5.	Competitive Activity

With our derogating from the terms of Exhibit B, during the term of this Agreement and for a period of twelve (12) months from the termination date of this Agreement, the Executive will not directly or indirectly, anywhere in the world:

A.	Carry on or hold an interest in any company, venture, entity or other business (other than an interest of less than 5% in a publicly traded company) which directly competes with the Technology;

B.	Act as a consultant or executive or officer or in any managerial capacity in a business directly competing with the Technology;

C.	Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Company, Parent or subsidiaries at any time during the twenty four (24) months immediately prior to the termination date, for the purpose of offering services or products which directly compete with the Technology; or

D.	Employ, solicit or entice away or endeavor to solicit or entice away from the Company, Parent or subsidiaries any person employed by the Company or its subsidiaries any time during the twenty four (24) months immediately prior to the termination date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

E.	The CEO acknowledges that 10% of the Salary is paid to him as special compensation for the foregoing restrictions, and further confirms that the foregoing restrictions are, both in periods and geographical locations, are legitimate and reasonable in order to enable Company and/or Parent to protect their proprietary and/or confidential information.

6.	Ownership and Protection of Intellectual Property and Confidential Information:

The Executive shall execute the CEO Proprietary Information, Non-Competition and Inventions Agreement in the form attached hereto as Exhibit B.

7.	Company Policies

A.	Executive agrees to adhere and comply with the rules and policies of the Company as may be published by the Company from time to time.

B.	Sexual Harassment. The Company sees violations of the Law for Prevention of Sexual Harassment (the “Sexual Harassment Law”) in a severe light. Executive hereby acknowledges that he has been informed of the Company’s policy regarding sexual harassment, including the existence of Company guidelines for the prevention of sexual harassment that may be received at any time from the employee in charge of enforcing the Sexual Harassment Law in the Company, and that violating the Sexual Harassment Law Sexual, or said Company guidelines constitutes, among other things, a severe disciplinary offence and a Cause.

C.	The use of the Company/Parent’s devices and equipment, including computers, e-mail accounts, phones, and so on, is intended for professional use and for executing your duties in the Company, only. The CEO does not consider messages and data sent from, received by, or stored in or upon the corporate mailbox allocated to the CEO’s name, or the Company’s computers and communications systems (including Wi-Fi network), to be private and should not send, receive, or store sensitive personal or private information using these systems. CEO further acknowledges such equipment (including E-mail) is and shall remain property of the Company and/or the Parent, and explicitly consents to Company conducting, at Company’s and/or the Parent’s reasonable discretion, routine and unannounced inspections of the use of the equipment, including inspections of e-mail transmissions, internet usage and the content thereof. CEO thus acknowledges that, in order to keep CEO’s privacy, it would be advisable to avoid any personal use of the Company’s and/or the Parent equipment, networks and/or facilities. For the avoidance of any doubt, it is hereby clarified that any such inspection’s findings, any messages and data sent from, received by, or stored in or upon the Company’s and/or the Parent’s computers and communications systems shall be solely the property of the Company and/or the Parent.

D.	Executive hereby grant consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process his personal information, including data collected by the Company/Parent for purposes related to his employment. This may include transfer of Executive’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to Executive’s employment only, such as management teams and human resource personnel. The Company/Parent may share personnel records as needed solely for such purposes with third parties assisting human resources administration

8.	Notice

A.	For this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

B.	The initial addresses of the parties for purposes of this Agreement shall be as set forth in the preamble hereto.

9.	Miscellaneous

A.	This Agreement also constitutes a notice pursuant to the Notice to Employee Law (Terms of Employment), 5762-2002, and it includes all the information which the Company is obligated by law to provide to the CEO.

B.	The Company shall be entitled to offset from any and/or all payments to which CEO shall be entitled thereof, any and/or all amounts to which the Company shall be entitled from CEO at any time, pursuant to and/or otherwise in connection with CEO’s employment (including termination thereof and post termination covenants thereto), in accordance with applicable law. The foregoing constitutes a “written agreement between employer and employee” under the terms of clause 25(6) of the Salary Protection Law – 1958.

C.	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

D.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel and sole jurisdiction shall be granted to the competent courts in the Tel-Aviv district.

E.	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

F.	This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which is not expressly set forth in this Agreement.

G.	This Agreement shall be binding upon and shall inure to the benefit of the Company/Parent, its Successors and Assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Successors and Assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

H.	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

I.	The provisions of Sections 5 and 6 of this Agreement shall survive the rescission or termination, for any reason, of this Agreement, and shall survive the termination of the Executive’s employment with the Company.

J.	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IR. Med Ltd.

By:
Title:
Signature:	____________________________________

Executive

Ran Ziskind (ID:023713266                        )

Signature:____________________________________

Exhibit A

Compensation

1.	Salary

a.	In consideration for the Executive’s services, the Company will pay the CEO a monthly gross salary of NIS 6,000, Following and subject to the company’s receipt of $4 Million from its financing round that will occur after the effective date of this agreement the monthly gross salary will increase to NIS 45,000 (the “Salary”), which shall be paid to Executive no later than the 9th day of each month with respect to the preceding month, in accordance with the Company’s payroll practices.

b.	Executive acknowledges that he shall not be entitled to any further remuneration or payment whatsoever other than the Salary and benefits set forth in this Exhibit A, unless expressly specified in the Agreement.

c.	In addition, the Company shall deduct from the Salary, and Executive hereby consents to such deductions, all national insurance fees, health insurance fees, income tax and any other amounts required by law, and shall provide Executive with requisite documentation regarding such deductions.

d.	All amounts set forth herein are gross, and are subject to applicable withholdings by the Company.

2.	Options

2.1.	The Company shall recommend to the Board of Directors of Parent to grant the Executive options to purchase 1,400,000 shares of Common Stock of the Company (the “Option Shares”). Twenty five (25%) percent of the Options (i.e., 350,000) shall vest at the end of the first anniversary of the Effective Date and the balance shall vest in six (6) bi-annual installments of 175,000 shares, beginning on the bi-annual period ending March 31, 2026 and thereafter at the end of each subsequent six month period, provided that the Executive is then in the employ of the Company. The Options shall be subject to the terms of the Parent’s global share incentive plan, Israel Appendix (the “Plan”). Subject to the terms of the Plan, vested Options shall be exercisable by the Executive at any time during a period of ten(10) years from the vesting commencement date (the “Option Expiration Date”).

2.2.	The options shall be classified as Section 102 Capital Gains Options.

2.3.	The exercise price per each share underlying the Option Shares shall be US$ 0.58. The exercise of all or part of the Vested Options shall be, subject to the terms of the Plan, at the Executive’s sole discretion, subject to operative law.

2.4.	Pension fund /Manager’s Insurance. The Company shall contribute an amount equal to 8.33% of the monthly Salary payment that are designated for severance payments. In addition, the Company shall contribute an amount equal to 6.5% of the monthly salary payment that is designated for premium payments to pension fund, or up to 7.5% (including disability insurance) designated for premium payment to managers insurance, subject to employee decision, the “Company Contribution”) and the Executive shall contribute six percent (6%) of the monthly Salary payment (the “Executive’s Contribution”) toward the premiums payable in respect of such insurance (the “Manager’s Insurance Policy”). The Executive hereby instructs the Company to transfer to the Manager’s Insurance the amounts of the Executive’s and the Company’s Contributions from each monthly Salary payment, on account of the Manager’s Insurance Policy. In addition The Executive hereby instructs that the calculation of the Salary solely for the purpose of making allocation (from CEO and Company) to a pension fund or managers insurance will be of NIS 13,000, notwithstanding any actual Salary amount, and fully discharges and releases the Company from any claim he may have in that respect; provided however, that the foregoing limitation will not apply to any severance allocation (to which the full Salary shall be taken into account). The Company and Executive agree and acknowledge that the Company Contribution to the Manager’s Insurance Policy in accordance with the above paragraph, shall, provided contribution is made in full, be instead of severance payment to which Executive (or Executive beneficiaries) are entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the “Exempt Salary”), pursuant to Section 14 of the Severance Pay Law 5723-1963 (the “Severance Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, which is attached hereto as Exhibit C (the “General Approval”). In accordance with the General Approval, the Company hereby forfeits any right it may have in the reimbursement of sums paid by the Company into the Manager’s Insurance Policy, except: (i) in the event that Executive withdraw such sums from the Manager’s Insurance Policy, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the Executive’s entitlement to severance payment in accordance with the Severance Law, a collective agreement (if applicable) or extension permit (if applicable) in respect of salary beyond the Exempt Salary. In the event of a conflict between this Agreement and the General Approval, the provisions of the General Approval shall prevail.

Sick Leave. Executive shall be entitled to sick leave in accordance with the Sick Pay Law - 1976. Notwithstanding the aforesaid, Executive will be entitled to full Salary from the first day of sick leave. Executive shall not be entitled to any compensation with respect to unused sick leave.

2.5.	Annual Recreation Allowance (Dme’i Havra’a). The Executive will receive annual recreation allowance, in accordance with applicable law and on the basis of ten (10) years’ seniority.

2.6.	Educational Fund )Keren Ishtalmut). The Company shall transfer the following sums, each month, to a study fund chosen by the Executive , (the “Advanced Education Fund”): (a) 2.5% of the Salary, to be deducted from the Salary up to the maximum amount exempt from tax payment under applicable laws; and (b) a sum equal to 7.5% of the Salary, up to the maximum amount exempt from tax payment under applicable laws to be contributed by the Company. It is clarified that unless the Executive instructs the Company, in writing, to transfer the Company’s contributions exceeding that recognized for such purpose by the Tax Authorities directly to the Executive as part of the Salary, such contributions shall be transferred to the Advanced Education Fund. For the avoidance of doubt, any and all tax charges in connection with the Company’s contributions shall be borne solely by the Executive. Upon termination of employment, the Company will remit to the Executive all sums accumulated for Executive’s benefit in the Advanced Education Fund.

2.7.	Vacation days. Executive shall be entitled to twenty two (22) vacation days per year (excluding holidays and official non-working days). Executive shall have the right to accumulate up to ten (10) days

2.8.	Out of Pocket Expenses. The Company shall pay or reimburse the Executive for expenses incurred on behalf of the Company in Israel and during business trips outside of Israel, in accordance with the Company’s applicable policy. Reimbursement of such expenses shall be made upon the presentation by the Executive to the Company of itemized accounts or receipts, satisfactory to the Company.

2.9.	Car expenses. Following and subject to the Company receiving of $4 million from its financing round after the Effective Date of this Agreement, the executive shall be entitled to a gross amount of NIS 10,000 per month to cover all expenses related to the use and maintenance of the car. This amount covers all car expenses incurred while using the car for work purposes.

3.	Notice Period. The mutual Notice Period for the first twelve (12) months of employment shall be 60 days, after which the Notice Period shall be 90 days.

IR. Med Ltd.

By: Oded Bashan

Title: Chairman

Signature: /s/ Oded Bashan

Executive

Ran Ziskined

Signature: /s/ Ran Ziskined

Exhibit B

EMPLOYEE PROPRIETARY INFORMATION, NON-COMPETITION

AND INVENTIONS AGREEMENT

I, the undersigned, Ran Ziskind (the “CEO”) acknowledge that as a result of my employment, I have in the past and/or may continue to develop, receive, or otherwise have access to confidential or proprietary information, which is of value to IR Med Ltd. (together with any affiliate, parent company or subsidiary, the “Company”). I therefore agree, as of the commencement of engagement between me and the Company, regardless of the date of execution of the Agreement, as a condition of my employment, as follows:

1. Definitions.

1.1 The term “Proprietary Information” means any and all knowledge, data or information of the Company and relating thereto that has come to my knowledge as a result of my work for the Company during my engagement. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. It is clarified that the term will not include information that is or has become public domain not by breach of my obligations.

1.2 The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, mask work and any other intellectual property rights throughout the world.

1.3 The term “Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by me, whether alone or jointly with others, during the period of my engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by me for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

1.4 The term “Company Proprietary Rights” means any Proprietary Rights in the Company Inventions.

2. Nondisclosure.

2.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Rights, except as such disclosure, use or publication may be required in connection with my work for the Company and in the best interest of the Company, or unless the Company expressly authorizes such in writing. I hereby assign to the Company, without any further royalty or payment, any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement or other conditions of my engagement with the Company, to whatever extent and in whichever way I wish.

2.2 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information that has come to my knowledge from the Company during my employment period in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company),and I will not use, except in connection with my work for the Company and in the best interest of the Company, Third Party Information unless previously expressly authorized by the Company in writing.

2.3 No Improper Use of Information of Prior Company and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

3. Acknowledgement of Ownership; Assignment.

3.1 Prior Inventions. Section 3.3 below will not apply with respect to Inventions, if any, patented or unpatented, which I made prior to the commencement of my engagement with the Company. I have attached hereto, as Annex 1, a complete list of: (i) all Inventions to which I claim ownership and desire to remove from the scope of this Agreement, and acknowledge that such list is complete (the “Prior Inventions”), and (ii) any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest (“CEO Proprietary Information”). If no such list is attached to this Agreement, I hereby represent that I have no such Prior Inventions or CEO Proprietary Information at the time of this Agreement. I agree that I will not incorporate, or permit to be incorporated, any Prior Invention or CEO Proprietary Information in any Company product, process, machine or service without the Company’s prior written consent. If, in the course of my employment with the Company, I incorporate any Prior Invention or CEO Proprietary Information into any Company product, process, machine or service, then the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, import, export, modify, reproduce, display, publish, distribute, make available, use and sell such Prior Invention or Service Provider Proprietary Information (including through third parties on behalf of the Company), in any manner and in any media, unless otherwise agreed in writing between me and the Company.. I hereby represent and undertake that none of my previous employers or any entity with whom I was engaged, has any rights in any such Prior Inventions or CEO Proprietary Information and I am not subject to any limitations with respect to being engaged in the proposed business of the Company and/or my employment with the Company and such employment with the Company will not cause a breach of any of my agreements with the prior employers or entities or grant any of them any right in the results of my work.

3.2 Disclosure of Inventions. I will promptly disclose in writing in confidence to the Company all Inventions deemed as Company Inventions. I will also disclose to the Company all such Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company. Such disclosures shall be received by the Company in strict confidence (to the extent such Inventions are not assigned to the Company pursuant to this Agreement).

3.3 Assignment of Inventions. I hereby assign and agree to assign in the future to the Company all my right, title and interest in and to any and all Company Inventions and all Company Proprietary Rights whether or not patentable or registrable under copyright or similar statutes that do not otherwise automatically vest in the Company.

3.4 Non-assignable Inventions or Proprietary Rights. This Agreement will not be deemed to require assignment of any Prior Inventions or CEO Proprietary Information.

3.5 Government or Third Party. I also agree to assign all such rights, title and interests in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

3.6 Works Made for Hire. I acknowledge that all original works of which are made by me (solely or jointly with others) within the scope of my employment the Company are and shall remain at all times the sole property of the Company pursuant to applicable copyright law.

3.7 Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” and including (but not limited to) any rights to file claims or obtain any remedy in connection therewith (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

3.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, any Company Proprietary Rights and Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such rights to the Company or its designee. My obligation to assist the Company with respect to Company Proprietary Rights and Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall bear all related expenses and compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

Service Inventions. For the removal of any doubt, it is hereby clarified that the provisions contained in this Sections 3 will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 57-27-1967 (the “Patent Law”). In no event will such Service Invention become my property and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise.

I acknowledge and agree that the salary and other benefits which I am entitled to receive from the Company by virtue of my employment or engagement with the Company constitute the sole and exclusive consideration to which I am entitled, by virtue of any contract or law (including, but not limited to, the Patent Law), in respect of any and all Company Inventions and Company Proprietary Rights (and the assignment of the foregoing to the Company hereunder), and I hereby waive all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or other payments. Without derogating from the aforesaid, it is hereby clarified that the level of my compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payment. This agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

4. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me, which records shall be available to and remain the sole property of the Company at all times.

5. Competitive Activities. In consideration for my terms of employment hereunder, which include special compensation for my undertakings under this Section 5, and in order to enable the Company to effectively protect its Proprietary Information, and without derogating from any of the provisions of my employment agreement with the Company, I agree and undertake that I will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company at such time or, to my knowledge as planned at the time of termination. I agree and undertake that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, I will not, directly or indirectly, including personally or in any business in which I may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like (for purposes hereof, a “Consultant”), or was retained as an employee or a Consultant during the twelve (12) months preceding termination of my employment with the Company.

6. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. Return of Company Documents. When I leave the employ of the Company, I will promptly deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

8. Notification of New Company. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

9. General Provisions.

9.1 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to sums, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.2 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

9.3 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.4 Waiver. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right. No party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

9.5 Entire Agreement. The obligations pursuant to this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties hereto. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law, and the competent courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction over all matters or disputes between arising out of or in connection with this Agreement.

9.7 Injunction. Any breach of this Agreement will cause irreparable harm to the Company, for which damages would not be a sufficient and adequate remedy, and therefore, the Company will be entitled as a matter of right to injunctive relief (on an ex-parted basis or otherwise) issued by any court of competent jurisdiction, restraining any violation, threatened violation or further violation of this Agreement by me or others acting on my behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

Company:	CEO:

IR. Med Ltd.	Ran Ziskined
By: Oded Bashan
Title: Chairman
/s/ Oded Bashan	/s/ Ran Ziskined
Signature	Signature
Date: August 22, 2024	Date: August 22, 2024

Exhibit C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAYUNDER THE SEVERANCE PAY LAW, 5723-1963

The following is a combined version of the general approval of June 9, 1998 as published in the Official Publications Gazette No. 4659 on June 30, 1998, as amended on August 23, 1999 and published in Official Publications Gazette No. 4803 on September 19, 1999, and as amended and published in Publications Collection 4970 on March 12, 2001:

In accordance with Article 14 of the Severance Compensation Law, 1963 (hereinafter - the law), I confirm that payments made by an employer beginning on the date of publication of this approval, for the employee for a comprehensive pension in a provident fund for an annuity that is not an insurance fund as defined in the income tax regulations (rules for approval and for the management of provident funds), 1964 (hereafter - pension fund), or for executive insurance which includes the option of an annuity or a combination of payments for an annuity plan and a non-annuity plan in such an insurance fund (hereafter - an insurance fund), including payments made while combining payments to the fund pension and insurance fund, whether the insurance fund has an annuity plan or not (hereinafter - the employer’s payments), the severance compensation due to the said employee for the salary from which the said payments were paid and for the period they were paid (hereinafter - the dismissed salary) will come instead, provided that all of these are met:

(1) The employer’s payments -

(a) to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2 1/3 % of the Exempt Salary. In the event that the employer has not paid the above mentioned 2 1/3% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b) for an insurance fund are not less than one of the following:

(i) 13 1/3% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the lower of either an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii) 11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Parent; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2) No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)	the employee’s consent to an arrangement pursuant to this approval, in an agreement specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;
(b)	an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Section 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3) This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

Eliyahu Yishai

Minister of Labor and Welfare

Annex 1

1.	Ztrikes- Hand or hand and leg power and steering for tricycles

2.	A bulletproof door and shelter

3.	High efficiency compressor

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